EXHIBIT 99.1

NEWS RELEASE

For Immediate Release on June 22, 2010	Contact: Patrick J. Lawlor
(925) 328-4656	Vice President Finance/Chief Financial Officer

Giga-tronics Receives $1.1 Million Order from the U.S. Navy for Its Model 8003 Precision Scalar Analyzers

SAN RAMON, Calif. — June 22, 2010 -- Giga-tronics Incorporated (Nasdaq: GIGA) announced today that it received a $1.1 million order from the Naval Air Warfare Center in Lakehurst New Jersey for its Model 8003 Precision Scalar Analyzer. The Giga-tronics Model 8003 Precision Scalar Analyzer combines a 90 dB dynamic range with the accuracy and linearity of a power meter in a single instrument. John Regazzi, CEO of Giga-tronics stated, "We are committed to supporting the US Navy’s long term requirement for high accuracy device calibration and are honored to be selected once again as a supplier of critical equipment for their metrology labs.”

Founded in 1980, Giga-tronics Incorporated is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics is a leading engineering and design manufacturer of best-in-class RF and microwave signal generators, power amplifiers, power meters, and USB power sensors and broadband switching matrices.  Research and Development production and calibration managers, scientists, engineers and technicians around the world use Giga-tronics test equipment and realize higher productivity and greater ease of use in many applications:  ATE systems, aerospace and defense telecommunications and general component test.  Please visit our website at www.gigatronics.com.

This press release contains forward-looking statements concerning orders and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 27, 2010 Part I, under the heading “Risk Factors” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.